AGREEMENT OF PURCHASE AND SALE
SUMMARY OF CERTAIN TERMS
EFFECTIVE DATE:
June ___,1999
SELLER:
ARDENSTONE LLC, a Delaware limited liability company
SELLER'S ADDRESSES:
c/o Freestone Properties, Inc.
4400 Bohannon Drive, Suite 260
Menlo Park, CA  94025
Attn:  Mr. Michael E. Tamas
Telephone:      (650) 329-9030
Facsimile:      (650) 329-0129
        With a copy to:
Brobeck, Phleger & Harrison LLP
One Market
Spear Street Tower, Floor 25
San Francisco, CA  94105
Attn:  Michael F. Potter, Esq.
Telephone:      (415) 442-1163
Facsimile:      (415) 979-2580
BUYER:
PROTEIN DESIGN LABS, INC., a Delaware corporation
BUYER'S ADDRESS:
34801 Campus Drive
Fremont, CA  94555
Attn:  Chief Executive Officer
Telephone:      (510) 574-1400
Facsimile:      (510) 574-1500
        With a copy to:
Protein Design Labs, Inc.
34801 Campus Drive
Fremont, CA  94555
Attn:  General Counsel
Telephone:      (510) 574-1400
Facsimile:      (510) 574-1500
REAL PROPERTY:
That certain improved real property commonly known as 34801 Campus Drive/7450 Paseo Padre Parkway and
34781 Campus Drive/7400 Paseo Padre Parkway, located in Ardenwood Corporate Commons, Fremont, California.
The land portion is more particularly described in Exhibit A, attached hereto.

PURCHASE PRICE:
Thirteen Million Five Hundred Thirty Thousand Dollars
($13,530,000.00).
DUE DILIGENCE
PERIOD:

The period commencing on the Effective Date and ending at 5:00 p.m. Pacific Daylight Savings Time on the thirtieth (30th) day after the Effective Date.
FINANCING CONTINGENCY
EXPIRATION DATE:


The sixtieth (60th) day after the Effective Date.
SELLER'S
REPRESENTATIVE:

Mr. Michael E. Tamas
BUYER'S
REPRESENTATIVES:

Mr. Glen Y. Sato and Mr. Douglas O. Ebersole
ESCROW HOLDER:
First American Title Company
1850 Mt. Diablo Blvd., Suite #300
Walnut Creek, CA  94596
Attn:  Ms. Kitty Schlesinger
Telephone:      (925) 927-2100
Facsimile:      (925) 927-2180

SCHEDULED
CLOSING DATE:

The fifteenth (15th) day after the satisfaction or waiver of the conditions precedent set forth in Sections 9.2.1, 9.2.2, 9.2.3 and 9.2.4.
SELLER'S BROKER:
None
BUYER'S BROKER:
Cornish and Carey Commercial
CLOSING COST
ALLOCATIONS:


- BUYER:
TITLE INSURANCE
100%

ESCROW FEES
100%

RECORDING FEES (DEED)
100%

ALTA SURVEY
100%

PHASE I ENVIRONMENTAL REPORT
100%
- SELLER:
COUNTY TRANSFER TAXES
100%

RECORDING FEES (OTHER)
100%


TABLE OF CONTENTS
Page
1.      Purchase and Sale of Property
1.1.    Real Property
1.2.    Intangible Property
1.3.    Lease
2.      Purchase Price
3.      Escrow.
4.      Payment of Purchase Price
5.      Remedies; Liquidated Damages
5.1.    Tenant Improvement Allowance
5.2.    Remedies
5.3.    LIQUIDATED DAMAGES
6.      Due Diligence
6.1.    Seller's Studies
6.2.    Survey
6.3.    Buyer's Inspections
6.4.    Designation of Representatives
6.5.    Disapproval of Seller's Studies or Buyer's Inspections
6.6.    Title Review
6.7.    Modification of Title Report
6.8.    Assumption of Bonds
7.      Status
7.1.    As-Is Purchase
7.2.    Release
7.3.    Operation of Property Through Closing Date
8.      Grant Deed
9.      Conditions Precedent
9.1.    Seller
9.2.    Buyer
9.3.    Failure of Buyer's Conditions Precedent
9.4.    Waiver
10.     Closing Date
11.     Escrow
11.1.   Time
11.2.   Documents
11.3.   Procedure
11.4.   Possession
11.5.   Deliveries Outside Escrow
11.6.   Escrow Instructions
11.7.   Closing Costs and Prorations
12.     Brokerage Commission
13.     Condemnation/Casualty
13.1.   Right to Terminate
13.2.   Election to Terminate
13.3.   No Election to Terminate
13.4.   Definition of Materiality
13.5.   Damage Caused by Tenant
14.     Representations and Warranties
14.1.   Buyer
14.2.   Seller
14.3.   No Warranties
15.     Miscellaneous
15.1.   Indemnity
15.2.   Successors and Assigns
15.3.   Entire Agreement
15.4.   Attorneys' Fees
15.5.   Governing Law
15.6.   Further Assurances
15.7.   Severability
15.8.   Notices
15.9.   Counterparts
15.10.  Time
15.11.  Nonwaiver
15.12.  Survival
15.13.  Captions
15.14.  Exhibits
15.15.  Construction
15.16.  Confidentiality
15.17.  Tenant Improvement Allowance
16.     Deferred Exchange

EXHIBITS:       A       -       Land
                B       -       Lease
                C       -       Service Contracts
                D       -       Due Diligence Documents
                E       -       Grant Deed
                F       -       General Assignment
                G       -       Non-Foreign Certificate
                H       -       Seller's Date Down Certificate
                I       -       Buyer's Date Down Certificate

AGREEMENT OF PURCHASE AND SALE
        THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement") is entered into as of June ___, 1999 (the "Effective Date"), by and among ARDENSTONE LLC, a Delaware limited liability company ("Seller"), and PROTEIN DESIGN LABS, INC., a Delaware corporation ("Buyer").
        THIS AGREEMENT IS ENTERED INTO on the basis of the following facts, intentions and understandings of the parties:
A. Seller is the owner of the land (the "Land") and the
improvements located thereon (the "Improvements"), commonly known as 34801 Campus Drive/7450 Paseo Padre Parkway and 34781 Campus Drive/7400 Paseo Padre Parkway, located in Ardenwood Corporate Commons, Fremont, California. The Land is more particularly described in Exhibit A, attached hereto. The Land and the Improvements are hereinafter collectively referred to as the "Real Property."
B. The Real Property is subject to that certain lease (the
"Lease") listed on Exhibit B, attached hereto.
C. Seller desires to sell the Property (as hereinafter defined) to
Buyer, and Buyer desires to purchase the Property from Seller, in accordance with the terms of this Agreement.
        NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
Purchase and Sale of Property.  Seller shall sell and assign to Buyer, and Buyer shall purchase and assume from Seller, on the terms, covenants and conditions set forth in this Agreement, the following described property (collectively, the "Property"):
Real Property.  All of Seller's interest in the Real Property, and all rights and appurtenances pertaining thereto;
Intangible Property.  Seller's interest in any and all intangible personal property (collectively, the "Intangible Property") arising out of or in connection with the ownership or operation of the Real Property, including the right to use the current names of the Real Property, all licenses, permits, certificates of occupancy and franchises issued to Seller by federal, state or local municipal authorities relating to the use, maintenance, occupancy or operation of the Real Property, all warranties given by third parties with respect to the Real Property (including all warranties given to Seller under or in connection with construction contracts entered into by Seller for the construction of Improvements) and all service, equipment, maintenance and employment agreements (collectively, the "Service Contracts") entered into by Seller with respect to the Real Property and listed on
Exhibit C, attached hereto; and
Lease.  The Lease, together with all security and damage deposits held by Seller in accordance with the terms of the Lease.
Purchase Price.  Buyer shall pay to Seller the purchase price (the
"Purchase Price") in the amount of Thirteen Million Five Hundred
Thirty Thousand Dollars ($13,530,000.00) for the Property. The Purchase Price shall be paid in the manner described in Section 4.
Escrow.  Buyer and Seller shall open an escrow account (the "Escrow")
with First American Title Company ("Escrow Holder") within three (3) business days after the expiration of the Due Diligence Period.
Payment of Purchase Price.  On or before Close of Escrow, Buyer shall deposit with Escrow Holder by immediately available federal wire transfer or cashier's check an amount equal to the Purchase Price, plus or minus the closing adjustments and prorations described in Section 11.7.
Remedies; Liquidated Damages.
Tenant Improvement Allowance.  Pursuant to the terms of the Lease,
Seller, as landlord, is obligated to pay to Buyer, as tenant, a tenant improvement allowance (the "Tenant Improvement Allowance") in the amount of One Million Eight Hundred Forty-Five Thousand Dollars ($1,845,000.00) upon the satisfaction of certain conditions set forth therein. With respect thereto, Buyer, as tenant, and Seller, as landlord, hereby agree that, notwithstanding anything to the contrary contained in the Lease, (i) in the event that the transfer of the Property from Seller to Buyer is not consummated due to a default by Buyer under this Agreement, the amount of the Tenant Improvement Allowance shall be reduced by Five Hundred Thousand Dollars ($500,000.00) (the "Liquidated Damages Amount") and Seller shall be entitled to retain the Liquidated Damages Amount as liquidated damages pursuant to Section 5.3 below and (ii) Buyer's entitlement to receive the Tenant Improvement Allowance shall be deferred until (A) the termination of this Agreement or thirty (30) days after Close of Escrow (whichever is first to occur) and (B) Buyer's satisfaction of all of the conditions precedent set forth in Section VI.B of the Work Letter, attached as Exhibit C to the Lease, regarding Seller's obligation to pay to Buyer the Tenant Improvement Allowance. In the event that the transfer of the Property from Seller to Buyer is not consummated due to any reason other than a default by Buyer under this Agreement, the amount of the Tenant Improvement Allowance shall be One Million Eight Hundred Forty-Five Thousand Dollars (1,845,000.00).
Remedies.  If the transfer of the Property from Seller to Buyer does not close as a result of a default by Seller under this Agreement, Buyer's sole remedy shall be either (but not both) (i) reimbursement of all third party costs incurred by Buyer as a result of entering into this Agreement (e.g., attorneys' fees) and in performing any due diligence in connection with the Property, not to exceed Fifty Thousand Dollars ($50,000.00) in the aggregate (with Buyer thereby waiving any other remedy, including specific performance, which Buyer may have against Seller), or
(ii) an action for specific performance of this Agreement (with Buyer thereby waiving any other remedy which Buyer may have against Seller at law or in equity). In addition, provided and on the condition that (i) Buyer is the tenant under the Lease and (ii) Buyer has satisfied all of the conditions precedent set forth in Section VI.B of the Work Letter attached as Exhibit C to the Lease with respect to Seller's obligation to pay to Buyer the Tenant Improvement Allowance, Seller shall immediately pay to Buyer the Tenant Improvement Allowance owed to Buyer under the Lease.
LIQUIDATED DAMAGES.  IF THE TRANSFER OF THE PROPERTY FROM SELLER
TO BUYER IS NOT CONSUMMATED DUE TO A DEFAULT BY BUYER UNDER THIS AGREEMENT, SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT IN WRITING IMMEDIATELY AND WITHOUT FURTHER OBLIGATION TO BUYER, AND SELLER SHALL HAVE THE RIGHT TO
(1) REDUCE THE TENANT IMPROVEMENT ALLOWANCE DUE TO THE TENANT UNDER THE LEASE BY AN AMOUNT EQUAL TO THE LIQUIDATED DAMAGES AMOUNT AND (2) RETAIN THE LIQUIDATED DAMAGES AMOUNT AS LIQUIDATED DAMAGES AND AS SELLER'S SOLE REMEDY (EXCEPT AS PROVIDED BELOW). THE PARTIES AGREE THAT SELLER'S ACTUAL DAMAGES AS A RESULT OF BUYER'S DEFAULT UNDER THIS AGREEMENT WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, AND THE LIQUIDATED DAMAGES AMOUNT IS THE BEST ESTIMATE OF THE AMOUNT OF DAMAGES SELLER WOULD SUFFER AS A RESULT OF SUCH DEFAULT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT , AFFECT BUYER'S RESTORATION OBLIGATIONS UNDER SECTION 6.3.6, OR WAIVE OR AFFECT BUYER'S INDEMNITY OBLIGATIONS UNDER SECTIONS 6.3.7 AND 12 AND SELLER'S RIGHTS TO THOSE INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT. THE PAYMENT OF THE LIQUIDATED DAMAGES AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. THE PARTIES WITNESS THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION BY INITIALING THIS SECTION:
Seller:  (_____)                Buyer: (_____)
Due Diligence.
Seller's Studies.  Seller has provided to Buyer copies of the documents (the "Due Diligence Documents") listed in Exhibit D, attached hereto. In addition, within five (5) days after Buyer's written request, Seller shall make available at Seller's office for Buyer's review all studies, reports, maps, surveys and other documents and information relating to the Property in Seller's possession (together with the Due Diligence Documents hereinafter referred to as the "Due Diligence Materials"); provided, however, that Seller shall not make available for Seller's review and the Due Diligence Materials shall not include (i) any proprietary information related to Seller's ownership of the Property or Seller's financing or proposed financing of the Property or other documents relating to Seller's venture (including, without limitation, balance sheets, internal financial reports, lease proposals and the operating agreement or partnership agreement of Seller),
(ii) any appraisals of the Property, (iii) any offers or solicitations to purchase, sell or lease the Property, and (iv) any loan documents of Seller or any correspondence between Seller and Seller's lenders. At Buyer's request, Seller shall deliver to Buyer copies of specific Due Diligence Materials. The Due Diligence Materials are for Buyer's use in connection with Buyer's investigation of the Property. Buyer acknowledges that the Due Diligence Materials were prepared by or at the direction of others and that, except as otherwise provided in Section 14.2, Seller is not making any representation or warranty of any kind with respect to the Due Diligence Materials, including their accuracy, completeness or suitability for reliance thereon by Buyer. Survey. Buyer, at its sole cost and expense, shall have the right to update that certain ALTA survey (the "Survey") of the Real Property prepared by Kier & Wright, dated September 2, 1998.
Buyer's Inspections.  During the period (the "Contract Period")
commencing on the Effective Date and ending on the earlier of Close of Escrow or termination of this Agreement, Buyer and Buyer's representatives, agents, consultants and contractors shall have the right to inspect (including the performance of tests, surveys and other studies, inspections and investigations) the Property including, without limitation, structural components of the Improvements, plumbing, sewer/septic system, wells, heating, ventilation and air conditioning systems, electrical systems and components, built-in appliances, roofs, soils, foundation, existing pipelines and power lines (each, a "Buyer Inspection"), pursuant to the following terms and conditions:
No Default.  Buyer shall not be in default of this
Agreement.
Buyer's Expense.  Each Buyer Inspection shall be at Buyer's
sole cost and expense.
Licensed and Qualified.  The persons or entities performing
the Buyer Inspections shall be properly licensed and qualified and shall have obtained all appropriate permits for performing relevant tests on the Real Property and shall have delivered to Seller, prior to performing any tests on the Real Property or entering the Real Property, copies of insurance policies or certificates of insurance evidencing that such consultants have obtained and are maintaining a policy of general commercial liability insurance (occurrence form) having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and workers' compensation insurance with limits not less than those required by law.
Seller's Approval Rights.  Seller shall have the right to
approve of any proposed physical testing or drilling of the Real Property, which approval may not be unreasonably withheld.
Seller's Representatives.  Buyer shall provide Seller with
twenty-four (24) hours' prior written or oral notice of the date and time on which Buyer proposes to conduct any physical testing or drilling of the Real Property and Seller shall have right to have one (1) or more representatives of Seller present during the physical testing or drilling.
Restoration.  Buyer, at Buyer's sole cost and expense, shall immediately restore the Real Property to its condition existing immediately prior to Buyer's Inspections if, for any reason, the Property is not transferred by Seller to Buyer. Until restoration is complete, Buyer shall take all steps necessary to ensure that any conditions on the Real Property created by Buyer's Inspections do not interfere with the normal operation of the Real Property, create any dangerous, unhealthy, unsightly or noisy conditions on the Real Property or violate the terms of the Lease. The restoration obligation contained in this Section 6.3.6 shall survive the termination of this Agreement.
Indemnity.  Buyer shall indemnify, protect and defend (with
counsel reasonably acceptable to Seller) and hold harmless Seller for, from and against any and all claims, damages, costs, liabilities and losses (including mechanics' liens) and expenses (including, without limitation, attorneys' fees) arising out of any entry by Buyer or its agents, representatives, consultants or contractors; provided that this indemnity shall not apply to, and Buyer shall not be obligated to remedy, any pre-existing conditions, including those discovered by Buyer in any inspection conducted in connection with this Agreement. Notwithstanding the foregoing, nothing contained in this Section shall reduce or modify Buyer's remediation or indemnification obligations contained in the Lease. The indemnity obligations contained in this Section 6.3.7 shall survive Close of Escrow or any termination of this Agreement.
Confidentiality.  Each Buyer's Inspection, and the results
thereof, shall remain confidential pursuant to the terms of Section 15.16 of this Agreement.
Designation of Representatives.  Seller and Buyer each shall designate one (1) or more representatives to act for them in scheduling and arranging visits to and inspections of the Real Property and in coordinating the delivery of and/or access to the Due Diligence Materials pursuant to
Section 6.1 above. Buyer's Representative and Seller's Representative are identified in the Summary of Certain Terms. Each party shall have the right to change its respective representative by notice to the other party given in accordance with Section 15.8.
Disapproval of Seller's Studies or Buyer's Inspections.
Termination Notice.  Buyer shall have the right, at any time during the period (the "Due Diligence Period") commencing on the Effective Date and ending at 5:00 p.m. Pacific Daylight Savings Time on the thirtieth (30th) day after the Effective Date, to disapprove of the results of Buyer's review of the Due Diligence Materials, Buyer's Inspections of the Real Property or any aspect of this transaction, by notifying Seller in writing (a "Termination Notice"). If Buyer fails to provide Seller with a Termination Notice prior to the expiration of the Due Diligence Period, then Buyer shall be deemed to have disapproved the results of Buyer's review of the Due Diligence Materials and Buyer's Inspections. Nothing contained herein shall prevent Buyer from waiving the condition precedent described in Section 9.2.1 and proceeding with Close of Escrow pursuant to the terms of this Agreement. Result of Termination Notice. If Buyer delivers a
Termination Notice to Seller during the Due Diligence Period or is deemed to have disapproved the results of Buyer's review of the Due Diligence Materials or Buyer's Inspections, then (i) this Agreement, and all of the obligations, rights and liabilities of Buyer and Seller to each other hereunder (except for Buyer's restoration obligation under Section 6.3.6, Buyer's indemnity obligations under this Agreement, and the parties' confidentiality obligations under Section 15.16) shall terminate; (ii) Buyer shall immediately return to Seller all originals and copies of the Due Diligence Materials which Buyer or Buyer's consultants, agents, contractors or representatives received from Seller or copied from Seller's files and (iii) Buyer shall deliver to Seller, at no cost to Seller, the updated Survey and any environmental or geotechnical reports, tests and studies (collectively, the "Buyer Reports") obtained or conducted by Buyer in connection with Buyer's due diligence of the Real Property to the extent requested by Seller within five (5) days after Seller's receipt of the Termination Notice. Buyer makes no representation or warranty regarding the Buyer Reports, including their accuracy, completeness or suitability for reliance thereon by Seller.
Title Review.  Buyer shall notify Seller in writing (the "Title
Objection Notice") prior to the expiration of the Due Diligence Period if Buyer objects to the condition of title as shown on a title report (the "Title Report") for the Real Property issued by First American Title Insurance Company ("Title Company") or any items shown on the Survey. Buyer shall be deemed to have approved the condition of title as shown on the Title Report and the Survey if Buyer fails to deliver to Seller the Title Objection Notice by the expiration of the Due Diligence Period. If Buyer timely delivers to Seller the Title Objection Notice, Seller shall notify Buyer in writing within five (5) business days after Seller's receipt of the Title Objection Notice of Seller's election to either (i) attempt to cure or satisfy all or some of the objection(s) (the "Objections") set forth in the Title Objection Notice and/or
(ii) not to cure or satisfy any of the Objections. Seller shall have until Close of Escrow to cure or satisfy any Objections that Seller elects to cure or satisfy. If Seller fails to notify Buyer in writing of its election within the five (5) business day period referenced above, Seller shall be deemed to have elected not to cure or satisfy all of the Objections. If Seller notifies Buyer in writing of its election not to cure or satisfy any of the Objections (or is deemed to have elected not to cure or satisfy the Objections), then Buyer shall either: (A) waive the Objections and proceed with Close of Escrow pursuant to all of the terms of this Agreement without any reduction in the Purchase Price, or (B) terminate this Agreement by written notice to Seller. Buyer shall notify Seller in writing of its election either to terminate this Agreement or waive the Objections pursuant to the foregoing sentence on or before the earlier of the second business day after (i) Buyer's receipt of Seller's response to the Title Objection Notice or (ii) the expiration of the five (5) business day period referenced above. If Buyer fails to notify Seller in writing of its election to terminate this Agreement within the time period provided above, Buyer shall be deemed to have waived the Objections and elected to proceed with Close of Escrow.
Modification of Title Report.  In the event that Title Company issues any modification or supplement to the Title Report between the end of the Due Diligence Period and Close of Escrow that is not the result of activities of Buyer or any of Buyer's agents, representatives, consultants or contractors, Buyer shall promptly give Seller written notice of the change and, if, in Buyer's reasonable judgment, the change materially and adversely affects the Real Property or Buyer's projected use thereof, Buyer shall have three (3) days after receipt of the modification or supplement to the Title Report in which to object thereto by written notice to Seller. If Buyer objects to such a change, Seller shall have ten (10) days after the date Seller receives Buyer's objection notice (and, if necessary, Close of Escrow shall be extended by the number of days necessary to give Seller this full ten
(10) day period) in which to satisfy Buyer's objection or notify Buyer in writing of its election not to satisfy Buyer's objection. If Seller fails to satisfy Buyer's objection within the ten (10) day period or notifies Buyer in writing of its election not to satisfy the objection, then Buyer shall either:
(A) waive the objection and proceed with Close of Escrow pursuant to all of the terms of this Agreement without any reduction in the Purchase Price, or
(B) terminate this Agreement. Buyer shall notify Seller in writing of its election either to terminate this Agreement or waive its objection within two
(2) business days after the earlier of expiration of such ten (10) day period or Buyer's receipt of Seller's written notice election not to cure Buyer's objection. If Buyer terminates this Agreement pursuant to this Section,
(i) this Agreement, and all of the obligations, rights and liabilities of Buyer and Seller to each other hereunder (except for Buyer's restoration obligation under Section 6.3.6, Buyer's indemnity obligations under this Agreement, and the parties' confidentiality obligations under Section 15.16) shall terminate; (ii) Buyer shall immediately return to Seller all originals and copies of the Due Diligence Materials which Buyer or Buyer's consultants, agents, contractors or representatives received from Seller or copied from Seller's files and (iii) Buyer shall deliver to Seller, at no cost to Seller, the updated Survey and any Buyer Reports within three (3) days after Buyer notifies Seller of its election to terminate this Agreement to the extent requested by Seller.
Assumption of Bonds.  Notwithstanding anything to the contrary contained in Section 6.6 of this Agreement, Buyer agrees to purchase the Property subject to outstanding bonds attributable to and unpaid assessments, appropriately pro-rated and only to the extent not delinquent, that are assessed against the Property (with no adjustment to the Purchase Price). Status.
As-Is Purchase.  Except as otherwise provided in Section 14.2,
Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to or concerning (i) the nature and condition of the Property, including, but not by way of limitation, the water, soil, geology, environmental conditions (including the presence or absence of any Hazardous Materials (defined below)), and the suitability thereof for any and all activities and uses which Buyer may elect to conduct thereon; (ii) the nature and extent of any right-of-way, lease, possessory interest, lien, encumbrance, license, reservation, condition or otherwise; and
(iii) the compliance of the Property or its operation with any laws, ordinances or regulations of any government or other body. The sale of the Property as provided for herein is made on an "AS IS" basis, and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, and except as otherwise expressly specified herein, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY. The term "Hazardous Materials" shall mean any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; (ii) which is or becomes defined as a "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, ordinance, rule, directive or order or any amendments thereto (hereinafter referred to as "Environmental Laws") including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and/or the Resource Conservation and Recovery Act (41 U.S.C. Section 6901 et seq.); (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of California or any political subdivision thereof; (iv) which contains gasoline, diesel fuel or other petroleum hydrocarbons; (v) which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation; or (vi) radon gas.
Release.  Excluding any claim that Buyer may have against Seller as a result of any breach by Seller of any of Seller's representations or warranties set forth in Section 14.2, effective as of Close of Escrow, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller and its officers, directors, shareholders, members, partners, agents, affiliates, successors and assigns (collectively, "Seller's Parties") from, and waives any right to proceed against Seller or Seller's Parties for, any and all costs, expenses, claims, liabilities and demands (including attorneys' fees and costs) at law or in equity, whether known or unknown, arising out of the physical, environmental, economic, legal or other condition of the Property (collectively, "Claims"), including any claims for contribution pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Laws which Buyer has or may have in the future. Without limiting the foregoing, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code which provide:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS
FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF
KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS
SETTLEMENT WITH THE DEBTOR."
Notwithstanding anything to the contrary contained in this Section 7.2, Buyer shall not release Seller from any Claims which Buyer, as tenant, may have against Seller, as landlord, under the Lease that accrue prior to Close of Escrow, and such claims as against Seller shall survive Seller's assignment to Buyer of the Lease. Buyer hereby specifically acknowledges that Buyer has carefully reviewed this Section 7.2, and discussed its import with legal counsel, is fully aware of its consequences, and that the provisions of this
Section 7.2 are a material part of this Agreement.
Buyer (_____)   (_____) agrees.
Operation of Property Through Closing Date. Seller hereby covenants with Buyer that during the Contract Period:
Leases, Contracts. Seller shall not enter into or amend any lease, service contract or any other agreement or contract affecting or relating to the Real Property that will survive Close of Escrow (including the Lease or any Service Contract) without the prior written consent of Buyer, which consent shall not be unreasonably withheld or conditioned. Buyer shall be deemed to have given its consent if Buyer does not deliver a written response to Seller within five (5) days after Seller's written request for such consent;
Insurance. All insurance coverage carried by Seller with respect to the Real Property and in effect as of the Effective Date shall remain continuously in full force and effect; and Maintenance. Seller shall continue to maintain the Real
Property in substantially the same manner in which Seller is maintaining the Real Property as of the Effective Date.
Grant Deed. Seller shall convey to Buyer all of its interest in the Real Property by a grant deed (the "Deed") in the form of Exhibit E, attached hereto.
Conditions Precedent. In addition to the documents and funds which must be placed into Escrow prior to Close of Escrow as stated in Section 11 of this Agreement, the following are conditions precedent to Close of Escrow:
Seller. The following are conditions precedent to Seller's obligation to proceed with Close of Escrow:
No Proceedings.  No suit, action or other proceeding
(instituted by any party other than Seller) shall be pending which seeks, nor shall there exist any judgment the effect of which is, to restrain the purchase and sale of the Property;
Buyer's Representations True and Correct. Buyer's representations and warranties set forth herein shall be true and correct in all material respects on Close of Escrow;
Performance of Covenants. Buyer shall have performed all of Buyer's covenants and agreements contained in this Agreement that are required to be performed by Buyer prior to or on Close of Escrow; and Corporate Resolutions. Buyer shall have provided to Seller and Title Company prior to Close of Escrow certified copies of corporate resolutions approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with such other certificates of incumbency and other evidences of corporate or regulatory authority, including certificates of good standing, as Seller or Title Company may reasonably require.
Buyer. The following are conditions precedent to the Buyer's obligation to proceed with Close of Escrow:
Satisfaction with Due Diligence. Buyer's inspection and approval during the Due Diligence Period of the Due Diligence Materials, the Service Contracts, the updated Survey and all other physical, environmental, legal and any other matters relating to the Property that Buyer may elect to investigate.
Title. Buyer's inspection and approval or deemed approval of all title and survey matters relating to the Property within the time periods provided in Sections 6.6 and 6.7 and Escrow Holder shall be ready, willing and able to insure Buyer's fee title interest in the Property subject only to the exceptions approved (or deemed approved) by Buyer pursuant to Sections 6.6 and 6.7 or those caused by or attributable to the acts of Buyer or its consultants.
Financing Contingency.
Loan Commitment. Buyer's receipt prior to the sixtieth (60th) day after the Effective Date of a commitment (the "Loan Commitment") from a lender acceptable to Buyer pursuant to which the lender commits to lend to Buyer (the "Loan") an amount equal to sixty-five percent (65%) of the Purchase Price at a fixed interest rate not to exceed eight percent (8%), compounded monthly. The Loan shall have a term of not less than five (5) years and be amortized over twenty (20) year period. The Loan shall be secured by a first priority deed of trust on the Real Property. The contingency described in this Section 9.2.3.a is hereinafter referred to as the "Financing Contingency."
Conditional Commitment Letter. Within thirty (30) days after the Effective Date, Buyer shall either (i) provide to Seller evidence reasonably acceptable to Seller that Buyer has obtained the Loan Commitment, subject only to the lender's review and approval of certain third party reports regarding the condition of the Property and the estimated value of the Property (e.g., Phase I Report, property condition assessment, appraisal) and other commercially reasonable conditions or (ii) waive the Financing Contingency by written notice to Seller. If Buyer fails to provide to Seller the evidence described in subsection (i) above or waive the Financing Contingency by written notice to Seller, then Seller shall have the right to terminate this Agreement by written notice to Buyer within five (5) business days after the expiration of the thirty (30) day period referenced above. Failure by Seller to terminate this Agreement within the time period provided above shall be deemed a waiver by Seller of its right to terminate this Agreement pursuant to this Section.
Conditions as of Closing.  As of Close of Escrow:
No Proceedings.  No suit, action or other proceeding
(instituted by any party other than Buyer) shall be pending which seeks, nor shall there exist any judgment the effect of which is, to restrain the purchase and sale of the Property;
Seller's Representations True and Correct. Seller's representations and warranties set forth in this Agreement shall be true and correct in all material respects; and Performance and Covenants. Seller shall have performed all of the covenants and agreements herein that Seller is required to perform on or before Close of Escrow.
Resolutions.  To the extent requested by Buyer or Title
Company, Seller shall have provided to Buyer and Title Company at Close of Escrow with evidence of authority to transfer the Property to Buyer.
Failure of Buyer's Conditions Precedent. If any of Buyer's conditions precedent described in Section 9.2 have not been satisfied, waived or deemed waived by the time provided therein, then, except in the case of a failure of the condition precedent in Section 9.2.4.c or a failure of the condition precedent set forth in Section 9.2.4.b. due to any reason other than a change in circumstances over which Seller has no reasonable control (either of which failure shall constitute a default by Seller under this Agreement), this Agreement shall terminate. If Close of Escrow fails to occur due to a default under this Agreement by either Seller or Buyer, the parties' respective remedies shall be as described in Section 5 hereof.
Waiver. Notwithstanding anything to the contrary contained in this Agreement, the parties' participation in Close of Escrow shall be deemed a waiver of (i) each party's ability to terminate this Agreement on the basis of any failure of any conditions precedent and (ii) each party's right to seek damages from the other party for the breach of any representations, warranty or covenant of which the non-breaching party had actual knowledge prior to Close of Escrow; provided, however, that such waivers shall not be deemed to waive a party's right to such damages for any subsequently discovered breach of any representation, warranty or covenant made by the other party to this Agreement, subject to the express limitations provided in Section 15.12. For purposes of this Section 9.4, a party shall be deemed to have "knowledge" of a misrepresentation or breach of warranty or covenant if either it, or any of its consultants in connection with this Agreement (including, without limitation, in Buyer's case, Buyer's Representative), has such knowledge. Closing Date. The close of Escrow (the "Close of Escrow") shall occur on the fifteenth (15th) day after the satisfaction or waiver of the conditions precedent set forth in Sections 9.2.1, 9.2.2 and 9.2.3 above (the "Scheduled Closing Date"); provided, however, so long as it is acceptable to Buyer's lender, Seller shall have the right to delay the Scheduled Closing Date for up to sixty (60) days by written notice to Buyer to the extent necessary in order to cure any Objections. The day on which Escrow actually closes is hereinafter referred to as the "Closing Date."
Escrow.
Time. Close of Escrow shall occur when all documents and funds specified in this Section 11 have been deposited into Escrow. The failure of Seller or Buyer to be in a position by the Scheduled Closing Date to fulfill their respective obligations with respect to Close of Escrow and thus enable Title Company to cause Close of Escrow to occur on the Scheduled Closing Date shall constitute a default by the party so failing.
Documents. On or before the business day immediately preceding the Scheduled Closing Date, the parties shall deposit into Escrow the funds and documents described below.
Seller.  Seller shall deposit the following:
Deed. A duly executed and acknowledged Deed, conveying to Buyer all of its interest in the Real Property;
Assignment. Two (2) duly executed counterparts of a General Assignment (the "Assignment") in the form of Exhibit F, attached hereto, transferring to Buyer all of Seller's interest in the Lease and Intangible Property;
Non-Foreign Person Certificate. A duly executed non-foreign person certificate (the "Non-Foreign Person Certificate") under
Section 1445 of the Internal Revenue Code in the form of Exhibit G, attached hereto;
Form 590-RE.  A duly executed Withholding Exemption
Certificate for Real Estate Sales (Form 590-RE) (the "Form 590-RE");
Seller's Date Down Certificates.  A Seller's Date Down
Certificate ("Seller's Date Down Certificate") in the form of Exhibit H, attached hereto; and
Additional Documents. Such additional documents and funds, including without limitation, escrow instructions consistent with the terms and conditions of this Agreement, as may be reasonably required of Seller to close the transaction in accordance with this Agreement.
Buyer.  Buyer shall deposit the following:
Purchase Price. The Purchase Price, plus or minus the closing adjustments and prorations due hereunder;
Assignment. Two (2) duly executed original counterparts of the Assignment;
Buyer's Date Down Certificate.  A duly executed
Buyer's Date Down Certificate in the form of Exhibit I, attached hereto; and Additional Documents. Such additional documents and funds, including without limitation, escrow instructions consistent with the terms and conditions of this Agreement, as may be reasonably required of Buyer to close the transaction in accordance with this Agreement.
Procedure.  Escrow Holder shall close the Escrow as follows:
Record Deed.  Record the Deed in the Official Records of
Alameda County, California (instructing the County Recorder not to affix the amount of any documentary transfer taxes to the Deed but to attach a separate statement to the Deed after recording) and deliver conformed copies thereof to Buyer and Seller;
Purchase Price. Deliver to Seller by wire transfer to the account designated by Seller in writing, the Purchase Price, minus prorations and closing costs;
Additional Deliveries to Seller.  Deliver to Seller one
(1) fully executed original of the Assignment and Buyer's Date Down Certificate; and
Additional Deliveries to Buyer.  Deliver to Buyer (i) one
(1) fully executed original of the Non-Foreign Certificate, Assignment, Form 590-RE, and Seller's Date Down Certificate, and (ii) the owner's title policy purchased by Buyer.
Possession. To the extent Buyer is not already in possession of the Property at Close of Escrow as the tenant under the Lease, Seller shall deliver possession of the Property to Buyer at Close of Escrow.
Deliveries Outside Escrow. Upon Close of Escrow, Seller shall deliver (or shall have previously delivered) to Buyer, without any representation as to accuracy or completeness, the following items to the extent in Seller's possession:
Keys; Security Systems. Keys to all buildings located on the Real Property and access codes to any security systems comprising part of the Property;
Approvals. Originals or, to the extent originals are not available, copies of all governmental licenses, permits and approvals relating to the occupancy or use of the Real Property;
Project Agreements and Project Documents. Originals, or to the extent originals are not available, copies of all construction drawings and specifications (including, without limitation, structural, electrical, HVAC, mechanical and plumbing plans and specifications) and any addenda thereto, and all other blueprints, architectural documents, operating manuals and similar documents, landscaping plans, development plans and shop drawings relating to the Improvements; and
Warranties. Originals or, to the extent originals are not available, copies of all existing warranties given by third parties with respect to the Real Property that are in Seller's possession.
Escrow Instructions. This Agreement shall serve as escrow instructions and an executed copy of this Agreement shall be deposited by Seller and Buyer with Escrow Holder following the execution and delivery hereof. The parties agree to execute for the benefit of Escrow Holder such additional escrow instructions as required, provided that the additional escrow instructions do not change the terms of this Agreement but merely offer protection to Escrow Holder. Seller and Buyer hereby designate Escrow Holder as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Internal Revenue Code.
Closing Costs and Prorations.
11.7.1. Closing Costs
Buyer's Share of Closing Costs. Buyer shall pay the following portions of the closing costs (the "Closing Costs") in connection with transfer of the Property: (A) the title insurance premiums for the owner's title policy and any endorsements requested by Buyer; (B) the Escrow fees; and (C) all recording fees incurred in connection with the Deed. Seller's Share of Closing Costs. Seller shall pay the following portions of the Closing Costs: (A) all County documentary transfer taxes; and (B) all recording fees not the responsibility of Buyer pursuant to
Section 11.7.1.a above.
No Close of Escrow. If Close of Escrow does not occur because of a failure of either Seller or Buyer to comply with its obligations under this Agreement, the costs incurred in connection with the Escrow, including the cost of the Title Report and any cancellation fees or other costs of Title Company, shall be paid by the defaulting party. If Close of Escrow does not occur because of any other reason, including any termination of this Agreement by Buyer pursuant to Sections 6.5, 6.6 (other than as a result of Seller's failure to cure or satisfy any Objection which Seller has agreed to cure or satisfy) or 6.7, such costs shall be paid equally by Buyer and Seller.
11.7.2. Lease Rentals
Prorations. All accrued rent (including all accrued operating expenses and tax escalations and recoveries), charges and revenues of any kind under the Lease shall be prorated as of 11:59 p.m. Pacific Daylight Savings Time on the day immediately prior to Close of Escrow (the "Proration Date") based on the actual number of days in the month in which Close of Escrow occurs; provided, however, Seller shall receive a credit at Close of Escrow for any uncollected rent, charges or revenues. If, after Close of Escrow, either Buyer or Seller receives any revenue to which it is not entitled under the terms of this Agreement, the party receiving the revenue shall promptly forward such amount to the other party.
Order of Application. The rents and other payments collected after the Proration Date from any tenant shall be applied to rents and/or payments in the order in which the rents and/or payments became due (i.e., on a FIFO basis).
Re-Proration. After the Closing Date, when periodic tenant reconciliations are performed (which tenant reconciliations shall be performed no later than sixty (60) days after the end of the calendar year), Buyer and Seller shall promptly re-prorate the rent, charges and revenues under the Lease if any additional rent is due to or owed by the tenant under the terms of the Lease for the period prior to Close of Escrow. Any amounts due from one party to the other as a result of the re-proration shall be paid in cash at the time of the re-proration.
Leasing Costs. All brokerage commissions which are the obligation of the landlord due in connection with the Lease (collectively, "Leasing Costs") shall be paid in full by Seller. Buyer shall be responsible for all brokerage commissions which shall become due after Close of Escrow in connection with any modifications or amendments to the Lease or any other leases entered into by Buyer.
Security Deposits. Buyer shall receive a credit against the Purchase Price equal to all security deposits or any other deposits currently held by Seller in connection with the Lease.
Real Estate Taxes. All real and personal property taxes, installments of bonds and special taxes and assessments (collectively, "Taxes") attributable to the Real Property (to the extent they are not the obligation of the tenant under the Lease) shall be prorated as of 11:59 p.m. Pacific Daylight Savings Time on the Proration Date based on a 365-day year and the assessed value of the Property in effect on the Proration Date.
Seller shall pay or credit Buyer for all such Taxes attributable to periods through and including the Proration Date. If at any time after the Proration Date additional or supplemental Taxes (which are not the obligation of the tenant under the Lease) are assessed against the Real Property by reason of any event occurring prior to or on the Proration Date, or there is any rebate of such Taxes (with Seller being responsible for the supplemental or additional taxes attributable to the period prior to and including the Proration Date and Buyer being responsible for the supplemental or additional taxes attributable to the period after the Proration Date), Buyer and Seller shall promptly re-prorate such Taxes, and any amounts due from one party to the other shall be paid in cash at that time. All Taxes which the tenant is obligated to pay to Seller as landlord under the Lease shall be considered to be rent for purposes of prorating such Taxes and shall be prorated among Buyer and Seller pursuant to Section 11.7.2.
Utilities. Buyer shall arrange with all utility services and companies serving the Real Property to have accounts started in the name of Buyer or its property manager beginning as of the Closing Date. Seller shall not assign to Buyer any deposits Seller has with any utility services or companies. Buyer and Seller shall cooperate to have the utility services and companies make utility readings as of the Proration Date. If readings cannot be made, utility charges shall be prorated as of 11:59 p.m. Pacific Daylight Savings Time on the Proration Date based on estimates from the latest bills available; provided, in any event, Seller shall pay, through and including the Proration Date, all utility charges attributable to the Real Property that are not payable directly by the tenant under the Lease. All utility charges attributable to the Real Property that the tenant is obligated to pay to Seller as landlord under the Lease shall be considered to be rent for purposes of prorating such utility charges and shall be prorated among Buyer and Seller pursuant to Section 11.7.2).
Insurance. Seller shall not assign to Buyer any insurance policies in connection with the Property.
Owner's Association Dues. All owner's association dues with respect to the Property shall be prorated as of 11:59 p.m. on the Proration Date, with Seller being responsible for all owner's association dues applicable to the period prior to the Closing Date and Buyer being responsible for all owner's association dues applicable to the period after and including the Closing Date.
Calculations for Closing.  Seller and Buyer shall provide
Escrow Holder with a preliminary calculation of prorations no later than three
(3) days prior to the Proration Date and a final calculation no later than one
(1) day prior to the Proration Date. The final calculation shall be executed by each party and may be relied upon by Escrow Holder in completing the closing adjustments and prorations. In the event incomplete information is available, or estimates have been utilized to calculate prorations as of the Proration Date, any prorations relating thereto shall be further adjusted and completed outside of Escrow within sixty (60) days after the Proration Date or as soon as possible after complete information becomes available to Buyer and Seller. Any adjustments to initial estimated prorations that are required upon review of such complete information shall be made by Buyer and Seller, with due diligence and cooperation, by prompt cash payment to the party entitled to a credit as a result of such adjustments. Any errors or adjustments in calculations of the foregoing adjustments shall be corrected or adjusted as soon as practicable after Close of Escrow; provided, however, the provisions hereof shall survive Close of Escrow for not more than one (1) year.
Additional Costs. Buyer and Seller each shall pay their own legal, lending and other fees and expenses incurred in connection with the negotiation, documentation and closing of the contemplated transactions. Brokerage Commission. Upon Close of Escrow, a real estate sales commission (the "Commission") shall be paid by Seller to Buyer's Broker (defined in the Summary of Certain Terms) pursuant to a separate agreement entered into between Seller and Buyer's Broker. Except for Seller's payment to Buyer's Broker of the Commission (from payment of which Seller shall indemnify and hold harmless Buyer), each party to this Agreement warrants to the other that no person or entity can properly claim a right to a real estate commission, finder's fee or other real estate brokerage-type compensation (collectively, "Real Estate Compensation") based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party hereby agrees to indemnify, protect and defend the other (by counsel reasonably acceptable to the party seeking indemnification) against and hold the other harmless from and against any and all loss, damage, liability or expense, including costs and reasonable attorneys' fees, resulting from any claims for Real Estate Compensation by any person or entity based upon such acts.
Condemnation/Casualty.
Right to Terminate If, before Close of Escrow, all or any portion of the Real Property is materially (as defined below) damaged or destroyed by fire or other casualty, or is taken by a material (as defined below) condemnation or action of eminent domain (or a material condemnation or eminent domain action has been commenced against all or any portion of the Real Property), then (i) upon obtaining actual knowledge thereof each party shall notify the other of the casualty or the condemnation or eminent domain action and (ii) except as provided in this Section 13, Buyer shall have the option to terminate this Agreement upon written notice to Seller within five
(5) business days after Buyer's receipt of notice of any casualty or condemnation or eminent domain action.
Election to Terminate.  Provided and on the condition that (i)
Buyer is the tenant under the Lease and (ii) Buyer has satisfied all of the conditions precedent set forth in Section VI.B of the Work Letter attached as Exhibit C to the Lease with respect to Seller's obligation to pay to Buyer the Tenant Improvement Allowance, Seller shall immediately pay to Buyer the Tenant Improvement Allowance owed to Buyer under the Lease upon Buyer's termination of this Agreement pursuant to Section 13. Upon termination of this Agreement, neither Buyer nor Seller shall have any further rights or obligations under this Agreement (except for Buyer's restoration obligation under 6.3.6, Buyer's indemnity obligations under this Agreement and the parties' confidentiality obligations under Section 15.16).
No Election to Terminate. If Buyer does not exercise the option to terminate this Agreement, or does not have the option pursuant to the express provisions of this Section 13, neither Buyer nor Seller shall have the right to terminate this Agreement; however, Buyer shall be entitled to receive and keep at Close of Escrow all insurance proceeds, in the event of any casualty that occurs during the Contract Period, and all rights to receive awards, in the case of a taking by condemnation or eminent domain that occurs during the Contract Period with respect to the Property, regardless of when paid and regardless of whether paid to Buyer or Seller, and Close of Escrow shall be consummated pursuant to the terms hereof. There shall be no reduction of the Purchase Price as a result of the casualty or condemnation. Definition of Materiality.
Casualty. For purposes of this Agreement, the Real Property shall be deemed "materially" damaged by fire or other casualty if (i) in the reasonable opinion of Seller, it would take more than ninety (90) days from after the date of the damage to repair the damage, or (ii) the cost of repairing the damage caused by the fire or other casualty which is not covered by insurance is reasonably estimated by Seller to exceed Two Hundred
Fifty Thousand Dollars ($250,000.00). In addition, a casualty shall be deemed material if the damage or loss is uninsured and the cost to repair the Property to its condition prior to the occurrence of the damage or destruction is reasonably estimated by Seller to exceed the amount of Two Hundred
Fifty Thousand Dollars ($250,000.00).
Condemnation. For purposes of this Agreement, a material condemnation or action in eminent domain shall be deemed to have occurred only if, (i) the taking would materially impair access or require any substantial reconfiguration of the Improvements located on the Real Property, or (ii) the amount of the award as reasonably estimated by Seller would exceed Two Hundred Fifty Thousand Dollars ($250,000.00).
Damage Caused by Tenant. Notwithstanding anything to the contrary contained in this Section, if the Real Property is damaged due to the gross negligence or willful misconduct of the tenant under the Lease, Buyer shall not have the right to terminate this Agreement.
Representations and Warranties.
Buyer.  Buyer represents and warrants to Seller the following:
Buyer's Investigation. Buyer has (or will have) examined, inspected and conducted its own investigation of all matters with respect to the physical and environmental condition of the Property, taxes, bonds, permissible uses, zoning, covenants, conditions and restrictions and all other matters which in Buyer's judgment bear upon the value and suitability of the Property for Buyer's purposes. Buyer acknowledges that, except as otherwise provided herein, Seller has not made any representation of any kind in connection with soils, environmental or physical conditions on, or bearing on, the use of the Real Property or the financial condition or creditworthiness of any tenant, and Buyer is relying solely on Buyer's own inspection and examination of such items and not on any representation of Seller.
Formation and Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.
Authority. Buyer has the full power to execute and deliver and fully perform its obligations under this Agreement; and this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms.
No Violation. Neither this Agreement nor anything provided to be done hereunder violates or shall violate any contract, agreement or instrument to which Buyer is a party, the effect of which shall be to prohibit or to seek or purport to prohibit Buyer from fulfilling its obligations under this Agreement.
No Assignment. Buyer has not made (i) a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer's creditors;
(iii) suffered the appointment of a receiver to take possession of all or substantially all of Buyer's assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer's assets; (v) admitted in writing its inability to pay its debts as they become due; or (vi) made an offer of settlement, extension or composition to its creditors generally. Seller. Seller represents and warrants to Buyer the following:
Authority. Seller has the full power to execute and deliver and fully perform its obligations under this Agreement; and this Agreement constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms.
No Conflicts. There is no agreement to which Seller is a party or, to Seller's actual knowledge, which is binding on Seller which is in conflict with this Agreement.
No Assignment. Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors;
(iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.
No Additional Leases. Seller has not entered into or assumed any lease relating to the Property that is in effect as of the Effective Date except for the Lease.
Good Standing. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.
No Warranties. Except for those representations and warranties expressly set forth in Section 14.2, the parties understand and acknowledge that no person acting on behalf of either Seller or Buyer is authorized to make, and by execution hereof each party hereto acknowledges that no person has made, any representation or warranty regarding the Property, or the transaction contemplated herein, or regarding the Lease or the zoning, construction, physical condition or other status of the Real Property. No representation, warranty, agreement, statement, guaranty or promise, if any, made by any person acting on behalf of either Seller or Buyer which is not contained in this Agreement shall be valid or binding on that party. Miscellaneous.
Indemnity. Seller shall indemnify, protect and defend (by counsel reasonably acceptable to Buyer) and hold harmless Buyer from any Leasing Costs payable in connection with the Lease. Buyer shall indemnify, protect and defend (by counsel reasonably acceptable to Seller) and hold harmless Seller from any brokerage commissions relating to any modification or amendment to the Lease or the Property after Close of Escrow (other than Leasing Costs payable by Seller pursuant to Section 11.7.4). The indemnification obligations set forth in this Section 15.1 shall survive Close of Escrow. Successors and Assigns. This Agreement shall be binding upon the heirs, executors, administrator, and successors and assigns of Seller and Buyer. Notwithstanding the forgoing, neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party (which consent may be withheld in each party's sole discretion); provided, however, (i) Seller may assign this Agreement without Buyer's consent to any member of Seller in connection with a transfer of a portion of the Property by Seller to a member in order to facilitate an Exchange (defined in Section 16) by the member, (ii) Seller may assign this Agreement without Buyer's consent to effectuate an Exchange, and (iii) Buyer may assign this Agreement without Seller's consent to an Affiliate or to effect an Exchange. For purposes of this Section 15.2, an "Affiliate" means (a) an entity that directly or indirectly controls, is controlled by or is under common control with Buyer or (b) an entity at least a majority of whose economic interest is owned by Buyer; and "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations. Any assignment by Buyer (to which Seller has consented or for which Seller's consent is not required) shall not be effective against Seller until Buyer delivers to Seller a fully executed copy of the assignment instrument pursuant to which the assignee (i) assumes and agrees to perform for the benefit of the Seller all of the obligations of Buyer under this Agreement and (ii) makes the warranties and representations required of Buyer under this Agreement. No assignment by Buyer shall result in Buyer being released from any obligations of Buyer to Seller under this Agreement. Any assignment in violation of this Section shall be void.
Entire Agreement. This Agreement contains all of the covenants, conditions and agreements between the parties and shall supersede all prior correspondence, agreements and understandings, both oral and written. Attorneys' Fees. Should either party employ attorneys to enforce any of the provisions of this Agreement or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, or to enforce any judgment relating to this Agreement and the transaction contemplated hereby, the prevailing party shall be entitled to reasonable attorneys' fees and court costs; provided, however, if Buyer defaults hereunder the Liquidated Damages Amount shall be deemed to include all attorneys' fees, court costs and all other amounts to which Seller otherwise may be entitled under this Section 15.4, and Seller shall not be entitled to recover any additional attorneys' fees and court costs under this Agreement.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
Further Assurances. Seller and Buyer shall promptly perform, execute and deliver or cause to be performed, executed and/or delivered at or after Close of Escrow any and all acts, deeds and assurances, including the delivery of any documents, as either party or Escrow Holder may reasonably require in order to carry out the intent and purpose of this Agreement. Severability. In case any one (1) or more of the provisions contained in this Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
Notices.
Means/Receipt. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered or sent by national overnight courier service (next business day delivery) or facsimile, and shall be deemed received upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice, (ii) if sent by national overnight courier service (next business day delivery), one (1) business day after delivery to such courier service, or
(iii) if given by facsimile, upon electronic evidence of receipt. Notices or other communications may not be sent by U.S. Mail.
Addresses. Any notice to Seller shall be sent to Seller at Seller's Address, as stated on page (i) of this Agreement. Any notice to Buyer shall be sent to Buyer at Buyer's Address, as stated on page (i) of this Agreement.
Counterparts. This Agreement may be executed in one (1) or more counterparts, and all the counterparts shall constitute but one (1) and the same agreement, notwithstanding that all parties hereto are not signatory to the same or original counterpart.
Time. Time is of the essence of every provision contained in this Agreement.
Nonwaiver. Unless otherwise expressly provided in this Agreement, no waiver by Seller or Buyer of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Seller or Buyer, as the case may be. No delay or omission in the exercise of any right or remedy accruing to Seller or Buyer, as the case may be, upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Buyer of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other term, covenant or condition.
Survival. Each of the terms, covenants and conditions of this Agreement contained in Sections 6.3.7, 7.1, 7.2, 11.7.2, 11.7.3, 11.7.4,
11.7.6, 11.7.7, 11.7.9, , 11.7.10, 14, and 15 shall survive the delivery of the Deed to Buyer and shall not be deemed to have merged into the Deed; provided, however, that unless Seller or Buyer, as the case may be, receives a written notice regarding an alleged breach of any representation, warranty or covenant of Seller or Buyer contained in the Sections referenced above on or prior to the date that is one (1) year after Close of Escrow, then Seller's or Buyer's obligations and liability with respect to such representation, warranty or covenant, as applicable, shall terminate on the date that is one
(1) year after Close of Escrow.
Captions. Section titles or captions contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extent or describe the scope of this Agreement.
Exhibits. All exhibits attached hereto shall be incorporated herein by reference as if set out herein in full.
Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment or exhibits hereto.
Confidentiality. Neither Buyer nor Seller shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Close of Escrow, without the specific prior written consent of the other, except for such disclosures to the parties' lenders, creditors, partners, members, officers, employees, agents, consultants, attorneys, accountants, and exchange facilitators as may be necessary to permit each party to perform its obligations hereunder and as required to comply with applicable laws and/or rules of any exchange upon which a party's shares may be traded; provided, however, Seller may disclose the existence of this Agreement and the contents of any Due Diligence Materials to other potential purchases of the Property. Seller's obligations under this Section 15.16 shall terminate upon the termination of this Agreement (other than by the Close of Escrow). Buyer's obligations under this
Section 15.16 shall survive the termination of this Agreement; provided, however, Buyer's obligations under this Section 15.16 shall terminate upon Close of Escrow.
Tenant Improvement Allowance. Buyer acknowledges that Seller is assigning to Buyer all of its obligations under the Lease, including, without limitation, the obligation to pay to the tenant under the Lease the Tenant Improvement Allowance in the amount of One Million Eight Hundred
Forty-Five Thousand Dollars ($1,845,000.00). There shall be no adjustment to the Purchase Price as the result of Buyer's assumption of Seller's obligation to pay the outstanding Tenant Improvement Allowance to the tenant under the Lease.
Deferred Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (the "Exchange") pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that (i) Close of Escrow shall not be delayed or affected by reason of the Exchange, nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to either party's obligations under this Agreement; (ii) the party electing to consummate this transaction as part of an Exchange (the "Electing Party") shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (iii) the other party (the "Accommodator") shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) at Close of Escrow the Electing Party shall pay any additional costs that would not otherwise have been incurred by the Accommodator had the Electing Party not consummated this transaction through the Exchange. The Accommodator shall not by this Agreement or acquiescence to the Exchange proposed by the Electing Party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the Electing Party that the Exchange in fact complies with Section 1031 of the Internal Revenue Code of 1986, as amended.

[No further text on this page.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement in one or more counterparts, on the date set forth above, effective as of the date first above written.
"Seller"

ARDENSTONE LLC,
a Delaware limited liability company

By:
Name:
Its:

By:
Name:
Its:

"Buyer"

PROTEIN DESIGN LABS, INC.,
a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:


EXHIBIT A

LAND

REAL PROPERTY in the City of Fremont, County of Alameda, State of California, described as follows:
Parcel 16, Parcel Map 4483, filed March 28, 1985 in
Book 152, Pages 78 through 82 of Maps, Alameda County
Records.

A.P. Nos.       543-0439-108
                543-0439-109

EXHIBIT B

LEASE

That certain Industrial Lease dated as of July 1, 1997, entered into between Ardenstone LLC, a Delaware limited liability company, and Protein Design Labs, Inc., a Delaware corporation, as amended.


EXHIBIT C

SERVICE CONTRACTS

EXHIBIT D

DUE DILIGENCE DOCUMENTS

EXHIBIT E
RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Attn:

THE AREA ABOVE IS RESERVED FOR RECORDER'S USE
GRANT DEED
        FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, ______________________, a __________________ grants, transfers and assigns to
______________________, a __________________, all of its interest in that certain real property located in the City of _______________, County of _______________, State of California, and which is more particularly described in Schedule 1, attached hereto and incorporated herein by this reference, subject to all matters of record in the Official Records of _________________ County, California.
        IN WITNESS WHEREOF, this Grant Deed has been executed this         day
of _______________, ____.

a

By:
Name:
Its:

Date:
MAIL ALL TAX STATEMENTS TO:

________________________________________
________________________________________
________________________________________
________________________________________


EXHIBIT F

GENERAL ASSIGNMENT
        THIS GENERAL ASSIGNMENT (this "Assignment") is executed as of _______________, _____, by and among ________________________, a
_________________ ("Assignor"), and _____________________________, a
_______________ ("Assignee"), with reference to the following facts:
   1. Concurrently herewith, Assignor is conveying to Assignee certain real property, together with all improvements thereon, situated in City of ________________, County of _______________, State of California, as described on Exhibit 1, attached hereto (collectively, the "Property"), in accordance with the terms of that certain Agreement of Purchase and Sale (the
"Agreement") dated as of ________________, _____, by and between Assignor and Assignee. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Agreement.
        2. Assignor desires to assign, transfer and convey to Assignee all of Assignor's interests in: (i) the Lease listed in Exhibit 2, attached hereto, and refundable security deposits, if any, posted by the tenant under the Lease; and (ii) all Intangible Property, including the Service Contracts listed on Exhibit 3, attached hereto, but only to the extent assignable (all of the foregoing being referred to herein collectively as "Assigned
Property"). All of the exhibits attached hereto are incorporated herein by reference thereto.
        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby ASSIGN, TRANSFER and DELIVER and GRANT, SELL and CONVEY to Assignee all of the Assigned Property, including, without limitation of the generality of the foregoing, the following:
        (a)     The Intangible Property; and
        (b)     The Lease.
        Assignor agrees to indemnify and hold harmless Assignee from all obligations and liabilities arising prior to the Effective Date (hereinafter defined) out of Assignor's performance or failure to perform Assignor's obligations as landlord under the Lease and as owner under the Service Contracts.
Assignee hereby accepts and agrees to perform all of the terms, covenants and conditions of the Lease and Service Contracts on the part of the landlord and owner therein required to be performed, from and after the Effective Date but not prior thereto, including (i) the obligation to repay to the tenant under the Lease the security and other deposits, but only to the extent such deposits have been delivered (or credited) to Assignee and
(ii) the obligation to pay to the tenant under the Lease the outstanding
Tenant Improvement Allowance in the amount of One Million Eight Hundred Forty-Five Thousand Dollars ($1,845,000.00).
        Assignee agrees to indemnify and hold harmless Assignor from all obligations and liabilities arising from and after the Effective Date out of Assignee's performance or failure to perform Assignee's obligations as landlord under the Lease and as owner under the Service Contracts.
        This Assignment shall be governed by the laws of the State of California.
        This Assignment shall be effective as of the Closing Date, as such term is defined under the Agreement (the "Effective Date").
     This Assignment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one (1) agreement.
        IN WITNESS WHEREOF, the undersigned have executed this Assignment, on the date set forth above, as of the Effective Date.
Assignor:

By:
Name:

Its:

By:
Name:

Its:

Assignee:

By:
Name:

Its:

By:
Name:

Its:

EXHIBIT G

NON-FOREIGN CERTIFICATE
        Section 1445 of the Internal Revenue Code provides that a buyer of a U.S. real property interest must withhold tax if the seller is a foreign person. To inform ________________________________, a __________________
("Buyer"), that withholding of tax is not required upon the disposition of a U.S. real property interest by ______________________, a __________________
("Seller"), the undersigned hereby certifies the following on behalf of
Seller:
     1. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);
     2.      Seller's U.S. employer identification number is _________________;
and
    3.      Seller's office address is _____________________________________.
        The undersigned understands that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement the undersigned has made here could be punished by fine, imprisonment, or both.
        Under penalty of perjury, the undersigned declares that they have examined this certification and to the best of their knowledge and belief it is true, correct and complete, and the undersigned further declares that they have the authority to sign this document on behalf of Seller.

By:
Name:
Its:

Dated:

By:
Name:
Its:

Dated:

EXHIBIT H
SELLER'S DATE DOWN CERTIFICATE
        This Seller's Date Down Certificate is made and delivered by _____________________________, a _______________ ("Seller") with reference to that certain Agreement of Purchase and Sale ("Agreement") dated __________, ____, entered into between Seller and _____________________________.
        Seller hereby restates and reaffirms its representations and warranties set forth in Section 14.2 of the Agreement with full force and effect as if set forth fully herein and made and delivered on the date hereof without any exception or qualification.
"Seller"

By:
Name:
Title:


Dated:

EXHIBIT I
BUYER'S DATE DOWN CERTIFICATE
        This Buyer's Date Down Certificate is made and delivered by _________________________, a __________________ ("Buyer") with reference to that certain Agreement of Purchase and Sale (the "Agreement") dated
October __, 1997, entered into between _____________________________, a
_______________ and Buyer.
        Buyer hereby restates and reaffirms its representations and warranties set forth in Section 14.1 of the Agreement with full force and effect as if set forth fully herein and made and delivered on the date hereof without any exception or qualification.
"Buyer"
By:
Name:
Title:

Dated:

By:
Name:
Title:


Dated:

iv.

06/22/99

21.

06/22/99

        EXHIBIT A

06/22/99

        EXHIBIT B

06/22/99

        EXHIBIT C

06/22/99

        EXHIBIT D

06/22/99

EXHIBIT E

06/22/99

EXHIBIT F
2.

06/22/99

EXHIBIT G

06/22/99

EXHIBIT H

06/22/99



EXHIBIT I

06/22/99